Exhibit 1.1
ARTICLES OF INCORPORATION
SK TELECOM CO., LTD.

ARTICLES OF INCORPORATION
Adopted on March 26, 1984
Amended on

February 18, 1986	July 7, 1994
May 12, 1988	March 15, 1996
September 13, 1988	March 21, 1997
December 2, 1988	March 27, 1998
August 14, 1989	March 20, 1999
March 15, 1991	March 17, 2000
March 20, 1992	March 16, 2001
March 12, 2004
March 11, 2005
March 10, 2006
March 14, 2008
PREMISE
The Company will survive in the rapidly changing world and continue to improve and develop to endure long-term benefits for its shareholders. For this purpose, the Company will establish its management philosophy as follows and carry out its management activities based thereon.
Corporate View
The Company will keep its stability and growth to continue to prosper and develop, through which the Company will create its value for its customers, members and shareholders, play a key role in the social and economic development and contribute to the happiness of human being.
Social Values
The Company will continue to satisfy its customers, obtain trust from them and ultimately develop together with the customers.
The Company will arrange environments to allow its members to voluntarily and enthusiastically engage in its activities and the members will contribute to the corporate development while they work for the Company.
The Company will heighten its values to create values for its shareholders and for this purpose, the Company will secure transparency and effectiveness in its management practices.
The Company will contribute to the society through social and cultural activities as well as to the economic development and will do its best to manage the Company in compliance with the social norms and ethics. The Company will enlarge values for its interested parties and continue to create profits sufficient for its further growth.

CHAPTER I. GENERAL PROVISIONS
Article 1. Corporate Name
The name of the Company shall be “SK Telecom Chusik Hoesa” (hereafter “Company”), which shall be written in English as “SK Telecom Co., Ltd.” (amended on March 21, 1997).
Article 2. Objectives
(1)	The objectives of the Company are as follows: rational management of the telecommunications business, development of the telecommunications technology and contribution to public welfare and convenience (amended on March 20, 1992).

(2)	In order to achieve the above objectives, the Company carries on the following businesses:
1.	Information and communication business (amended on March 12, 2004);

2.	sales and leases business of subscriber handsets;

3.	new media business;

4.	advertising business;

5.	mail order sales business;

6.	chattel and/or real estate leasing business;

7.	research and technology development relating to Items 1 through 4;

8.	overseas and import/export business relating to Items 1 through 4;

9.	manufacturing and distribution business relating to Items 1 through 4;

10.	Tourism (established on March 10, 2006); and

11.	Electronic financial business (amended on March 14, 2008)

12.	Film industry (production, import, distribution and showing) (established on March 14, 2008)

13.	Any business activities incidental to the foregoing activities (established on March 14, 2008)
(3)	To accomplish the above businesses effectively, parts of the businesses could be delegated in accordance with resolutions of the Board of Directors (established on August 14, 1989).
Article 3. Head Office and Other Offices
The Company shall have its head office in Seoul and may establish sub-organizations in the place as required by a resolution of the Board of Directors.
Article 4. Method of Public Notice
Public notices by the Company shall be given by publication in “Hankuk Kyungje Shinmoon”, a daily newspaper published in Seoul (amended on July 7, 1994).
CHAPTER II. SHARES
Article 5. Total Number of Shares to be Issued
The total number of shares to be issued by the Company shall be two hundred twenty Million (220,000,000) shares (amended on March 17, 2000).
Article 6. Par Value of a Share
The par value of a share issued by the Company shall be five hundred (500) Won per share (amended on March 17, 2000).
Article 7. Classes and Types of Shares
The classes of shares to be issued by the Company shall be common shares and preferred shares, both of which shall be in registered form. Share certificates to be issued by the Company shall be in eight denominations of one (1), five (5), ten (10), fifty (50), one hundred (100), five hundred (500), one thousand (1,000) and ten thousand (10,000) shares (amended on August 14, 1989).

Article 8. Number and Characteristics of Preferred Shares
(1)	The preferred shares to be issued by the Company shall be of non-voting right, and the number thereof shall be Five Million Five Hundred Thousand (5,500,000) shares (amended on March 21, 1997).

(2)	The dividend on the preferred shares shall be an amount not less than 9% and not more than 25% of par value, as determined by the Board of Directors at the time of issuance of the relevant shares (amended on March 21, 1997).

(3)	In case the dividend ratio of the common shares exceeds that of the preferred shares, the Shareholder of the preferred shares shall be allotted at the dividend ratio of the common shares (established on March 21, 1997).

(4)	If any dividends on preferred shares cannot be paid from the profits of the fiscal year concerned, then the holders of such preferred shares shall have the right of preference to receive accumulated dividends unpaid for such year at the time of distribution of dividends on preferred shares for the succeeding fiscal year (amended on March 21, 1997).

(5)	If a resolution not to pay dividends on preferred shares is adopted, then the preferred shares shall be deemed to have voting rights from the time of the General Meeting of Shareholders following the General Meeting at which such resolution not to pay dividends on preferred shares is adopted to the time of the end of the General Meeting of the Shareholders at which a resolution to pay dividends on such preferred shares is adopted (established on August 14, 1989).

(6)	In case the Company issues new shares by paid-in capital increase or non-paid-in capital increase, then the new shares issued with respect to the preferred shares shall be common shares in the case of paid-in capital increase and shall be the shares of same type in the case of non-paid-in capital increase (established on March 21, 1997).

(7)	The existing period of the preferred shares shall be for ten (10) years from the date of issuance, and the preferred shares shall be converted into common shares upon the expiry thereof; provided, that if the holders of the preferred shares do not receive the dividends entitled to them before the expiry date, then the existing period shall be extended until such holders receive the dividends entitled to them in full. In this case, Article 10-2 shall apply mutatis mutandis in respect of the dividends on the new shares issued upon conversion (established on March 21, 1997).
Article 9. No Issuance of Shares Certificates

Pursuant to a Shareholder’s request, the Company may not issue share certificates for all or part of the shares owned by such Shareholder.
Article 10. Preemptive Right
(1)	The Company’s Shareholders shall have the preemptive right to subscribe to new shares in proportion to their respective shareholdings. However, in the case of abandonment or loss of the preemptive right of the Shareholders to subscribe for new shares, or if fractional shares remain at the time of allocation of new shares, such shares shall be disposed of by a resolution of the Board of Directors (amended on August 14, 1989).

(2)	Notwithstanding Paragraph (1) above, if the Company issues new shares by public offering or depositary receipts in accordance with the Overseas Securities Issuance Regulation, or issues new shares to increase the Company’s capital through public offerings, the decision on preemptive right and other conditions on issuance of new shares are determined by a resolution of the Board of Directors (amended on March 20, 1989).
Article 10-2. Base Date for Calculation of Dividends for New Shares
When the Company issues new shares by paid-in capital increase, non-paid-in capital increase or stock dividend, with respect to the distribution of dividends on the new shares, the new shares shall be deemed to have been issued at the end of the fiscal year immediately preceding the fiscal year in which the new shares are issued (established on March 15, 1996).
Article 10-3. Stock Option
(1)	The Company may grant the Stock Options up to the limit as permitted by relevant laws and regulations to its officers and employees or officers and employees of an affiliated company as defined in relevant laws and regulations (in this Article referred to as ‘Officers and Employees’) by a special resolution of the General Meeting of Shareholders. Provided that, the Company may grant Officers and Employees the stock option by a resolution of the Board of Directors up to the limit as permitted by relevant laws and regulations (amended on March 8, 2002).

(2)	Officers and Employers who may be granted Stock Options shall be such person who has contributed to profit maximization or technical innovation of the Company or is capable of such contribution; provided, that a person who is prohibited from being granted Stock Options by relevant laws and regulations shall be excluded from the foregoing (amended on March 8, 2002).

1.	(deleted on March 8, 2002).

2.	(deleted on March 8, 2002).

3.	(deleted on March 8, 2002).
(3)	The shares to be delivered upon exercise of Stock Option shall be common shares in registered form (amended on March 17, 2000).

(4)	The number of officers and employees to be granted with Stock Option shall not exceed 50% of the total number of officers and employees. The Stock Option that can be granted to each person shall not exceed 1/5000 of total issued and outstanding shares (amended on March 17, 2000).

(5)	(deleted on March 17, 2000)

(6)	The Stock Option may be exercised by the date set at the General Meeting of Shareholders or by the Board of Directors within a period of seven (7) years commencing from the date when the relevant officer or employee is entitled to exercise such Stock Option (amended on March 16, 2001).

(7)	The Stock Option may be canceled by the resolution of Board of Directors if any of the following occurs (amended on March 17, 2000):
1.	When the relevant officer or employee voluntarily retires or resign from the Company within three (3) years from the date of grant of Stock Option (amended on March 17, 2000);

2.	When the relevant officer or employee causes loss to the Company due to his/her gross negligence or willful misconduct (amended on March 17, 2000); or

3.	When there occurs any other conditions for cancellation of Stock Option specified in the Stock Option agreement (amended on March 17, 2000).
Article 10-4. Redemption of Shares
(1)	Shares may be redeemed with profits to be distributed to Shareholders by a resolution at the Board of Directors in accordance with relevant laws and regulations.(established on March 16, 2001).

(2)	Details of cancellation of shares with profits including the type and numbers of shares to be cancelled, total acquisition amount, period and method of acquisition, etc. shall be determined by the resolution of the Board of Directors in accordance with relevant laws and regulations.(established on March 16, 2001).
Article 11. Issuance at Current Market Price
(1)	All or a part of new shares to be issued by the Company may be issued at the then-current market price, in which case the price of new shares shall be determined by a resolution of the Board of Directors (established on August 14, 1989).

(2)	In case of Paragraph (1), notwithstanding the provisions of Article 10, the Board of Directors may offer publicly or cause a person who has subscribed for new shares to underwrite new shares to be issued at the then-current market price in accordance with the relevant provisions of the Securities and Exchange Act (established on August 14, 1989).
Article 12. Transfer Agent
(1)	The company shall designate a transfer agent (amended on August 14, 1989).

(2)	The transfer agent, the location where its services are to be rendered and the scope of its duties shall be determined by the Board of Directors of the Company and shall be publicly announced (amended on August 14, 1989).

(3)	The Company shall keep the Register of Shareholders, or a duplicate thereof, at the location where the transfer agent performs its duties. The transfer agent shall handle the activities of making entries in the Registry of Shareholders, registering the creation and cancellation of pledges over shares, issuing share certificates, receiving reports and other related business (amended on August 14, 1989).

(4)	The procedures for the activities referred to in Paragraph (3) above will comply with the Regulation on the Securities Transfer Agency Business of the Transfer Agent (amended March 15, 1996).
Article 13. Report of Name, Address and Seal or Signature of Shareholders, etc.
(1)	Shareholders and registered pledgees shall report their names, addresses and seals or signatures to the transfer agent referred to in Article 12 (amended on March 15, 1996).

(2)	Shareholders and registered pledgees who reside in a foreign country shall appoint and report the place where, and an agent to whom, notices will be given in Korea (amended on August 14, 1989).
(3)	The same shall apply to changes in any matters referred to in Paragraphs (l) and (2) above (amended on August 14, 1989).

(4)	The Company shall not be responsible for any loss or damage attributable to the failure to comply with the above Paragraphs.
Article 14. Suspension of Alteration of Register of Shareholders
(1)	The Company shall suspend entries of a change of Shareholders in the Register of Shareholders, registering the creation and cancellation of pledges over shares, indication of trust assets and cancellation thereof with respect to shares, for a period beginning on January 1 of each fiscal year and ending on January 31 of such year (amended on March 16, 2001).

(2)	The Company shall cause the Shareholders whose names appear in the Register of Shareholders on the last day of each fiscal year to exercise the rights as Shareholders at the Ordinary General Meeting of Shareholders (amended on March 16, 2001).

(3)	If necessary for convening of an Extraordinary General Meeting of Shareholders or any other cause, the Company may set a record date or suspend entries of a change of Shareholders for not more than three (3) months pursuant to a resolution of the Board of Directors and upon at least two week prior public notice. The Board of Directors may, when deemed necessary, both suspend the entries of a change of Shareholders and set a record date (established on August 14, 1989).
CHAPTER III. BONDS
Article 15. Issuance of Convertible Bonds
(1)	The Company may issue convertible bonds to persons other than the Shareholders of the Company to the extent that the aggregate par value of the bonds shall not exceed Four Hundred Billion (400,000,000,000) Won (amended on March 15, 1996).

(2)	The convertible bonds referred to in Paragraph (1) may be issued with conversion rights to a part of the bonds by a resolution of the Board of Directors.

(3)	Upon conversion, from the aggregate par value of convertible bonds, common shares may be issued up to Three Hundred Billion (300,000,000,000) Won and preferred shares may be issued up to One Hundred Billion (100,000,000,000) Won, and the conversion price, which shall not be less than the par value of each share, shall be determined by a resolution of the Board of Directors at the time of issuance of the convertible bonds (amended on March 15, 1996).

(4)	The period during which conversion rights may be exercised shall commence on one (1) month after the issuance date of the relevant convertible bonds and end on the date immediately preceding the redemption date thereof. However, the Board of Directors may adjust the conversion right period within the above period by a resolution.

(5)	With respect to the distribution of dividends or interest on the shares issued upon conversion of the convertible bonds described in Paragraph (1), the convertible bonds shall be deemed to have been converted into shares at the end of the fiscal year immediately preceding the fiscal year in which the relevant conversion rights are exercised (amended on March 15, 1996).
Article 16. Issuance of Bonds with Warrants
(1)	The Company may issue bonds with warrants to persons other than the Shareholders of the Company to the extent that the aggregate par value of the bonds shall not exceed Four Hundred Billion (400,000,000,000) Won (amended on March 15, 1996).

(2)	The aggregate value of new shares which may be subscribed for by the holders of the bonds with warrants shall be determined by the Board of Directors, provided that the amount of such new shares shall not exceed the aggregate par value of the bonds with warrants.

(3)	Upon exercising preemptive rights, from the aggregate par amount of bonds with warrants, common shares may be issued up to Three Hundred Billion (300,000,000,000) Won and preferred shares may be issued up to One Hundred Billion (100,000,000,000) Won, and the issue price, which shall not be less than the par value of each share, shall be determined by a resolution of the Board of Directors at the time of issuance of the bonds with warrants (amended on March 15, 1996).

(4)	The period during which preemptive rights may be exercised shall commence on one (1) month after the issuance date of the relevant bonds with warrants and end on the date immediately preceding the redemption date thereof. However, the Board of Directors may adjust the exercise period within the above period by a resolution.

(5)	With respect to the distribution of dividends or interest of Shareholders who exercise the preemptive rights described in Paragraph (1), shares shall be deemed to have been issued at the end of the fiscal year immediately preceding the fiscal year in which the subscription price therefor are fully paid (amended on March 15, 1996).
Article 17. Applicable Provisions regarding Issuance of Bonds
The provisions of Articles 12 and 13 shall apply mutatis mutandis to the issuance of bonds (amended on March 15, 1996).
CHAPTER IV. GENERAL MEETING OF SHAREHOLDERS
Article 18. Types of General Meeting
(1)	General Meetings of the Shareholders of the Company shall be of two types: Ordinary and Extraordinary.

(2)	The Ordinary General Meeting of Shareholders shall be convened within three (3) months after the end of each fiscal year and Extraordinary General Meetings of Shareholders shall be convened at any time if necessary (amended on July 7, 1994).
Article 19. Convening of General Meeting
(1)	Except as otherwise provided by the relevant laws and regulations, General Meetings of Shareholders shall be convened by the Representative Director in accordance with a resolution of the Board of Directors (amended on August 14, 1989).

(2)	In the absence of the Representative Director, the provision of Article 35, Paragraph (2) shall apply mutatis mutandis (amended on August 14, 1989).
Article 20. Notice and Public Notice of Convening of General Meeting
(1)	In convening a General Meeting of Shareholders, a written or digital notice thereof setting forth the time, date, place and agenda of the Meeting, shall be sent to each Shareholder at least two (2) weeks prior to the date of the Meeting (amended on March 8, 2002).

(2)	The written or digital notice of convening General Meeting of Shareholders to Shareholders holding not more than one (1) percent of the total number of shares with voting rights issued and outstanding shall be replaced by public notices given respectively at least twice in “Hankuk Kyungje Shinmoon” and “Maeil Kyungje Shinmoon” published in Seoul, two (2) weeks prior to the Meeting. Public notice of a Meeting shall include the statement that a General Meeting will be held and the agenda of the Meeting (amended on March 8, 2002).
Article 21. Place of General Meeting
General Meetings of Shareholders shall be held at the place where the head office of the Company is located but may be held at a near-by place if necessary (amended on August 14, 1989).
Article 22. Chairman of General Meeting
The Chairman of the General Meeting of Shareholders shall be the Representative Director. In the absence of the Representative Director, the other Directors shall preside at the Meeting in the order previously determined by the Board of Directors (amended on July 7, 1994).
Article 23. Maintenance of Order by Chairman
(1)	The chairman of a General Meeting of Shareholders may order any person who intentionally speaks or behaves obstructively or who disturb the proceedings of the Meeting to stop or retract a speech or to leave the place of Meeting, and such person shall comply with his/her order (established on August 14, 1989).

(2)	The Chairman of a General Meeting of Shareholders may restrict time and number of speeches by a Shareholder as deemed necessary for the purpose of smooth proceeding (established on March 27, 1998).
Article 24. Voting Rights of Shareholders
Every Shareholder shall have one (1) vote per share registered by his own name.
Article 25. Limitation to Voting Rights of Cross-Held Shares

If the Company, its parent company and its subsidiary, or its subsidiary holds shares exceeding ten (10) percent of the total number of shares issued and outstanding of another company, the shares of the Company held by such other company shall not have voting rights (amended on August 14, 1989).
Article 26. Disunitary Exercise of Voting Rights
(1)	If a Shareholder who holds two (2) or more shares with voting rights wishes to exercise them in disunity, such Shareholder shall notify the Company in writing of his intention and reason for disunitary voting at least three (3) days prior to the Meeting (amended on August 14, 1989).

(2)	The Company may reject an exercise of vote in disunity by a Shareholder except in the event that he/she has accepted a trust of shares or he/she holds the shares on behalf of another person (amended on August 14, 1989).
Article 27. Exercise of Voting Rights by Proxy
(1)	Shareholders may exercise their voting rights by proxy.
(2)	The proxy shall be a Shareholder of the Company and must present documents evidencing his power of representation prior to the opening of the General Meeting of Shareholders; provided, however, the proxy for a corporate Shareholder must be an employee of such corporation authorized by the corporation’s representative (established on July 7, 1994).
Article 28. Matters for Resolution (deleted on July 7, 1994)
Article 29. Method of Resolution of General Meeting of Shareholders
All resolutions of General Meetings of Shareholders, except as otherwise provided by the relevant laws and regulations, shall be adopted by affirmative votes of the majority of the voting rights of Shareholders present thereat and at least one-fourth (1/4) of the total number of shares issued and outstanding (amended on March 15, 1996).
Article 30. Minutes of General Meeting of Shareholders
The substance of the course and proceedings of a General Meeting of Shareholders and the results thereof shall be recorded in minutes on which the names and seals of the chairman and the Directors present at the Meeting shall be affixed or which shall be signed by such persons, and shall be kept at the head office and branches of the Company (amended on March 15, 1996).
CHAPTER V. DIRECTORS (amended on March 17, 2000)
Article 31. Number of Directors
(1)	The Company shall have a minimum of three (3) but not more than twelve (12) Directors, and more than a half of Directors shall be outside Directors (amended on March 11, 2005).

(2)	(deleted on March 17, 2000)
Article 32. Appointment of Directors
(1)	The Directors shall be elected at a General Meeting of Shareholders (amended on March 17, 2000).

(2)	The Directors shall be appointed at a General Meeting of Shareholders by affirmative votes of the majority of the voting rights of Shareholders present and such majority also represents at least one-fourth (1/4) of the total number of shares issued and outstanding (amended on March 17, 2000).

(3)	For appointment of Directors, the cumulative voting system pursuant to Article 382-2 of the Commercial Act shall not be applied (established on March 20, 1999).

(4)	(deleted on July 7, 1994)

(5)	The Directors shall consist of standing Director(s), non-standing Director(s) and outside Director(s) who do(es) not participate in general operation of the Company (established on March 27, 1998).

(6)	(deleted on March 17, 2000)
Article 32-2. Committee for Recommendation of Outside Director
(1)	The Company shall have the committee for recommendation of Outside Director (the “Recommendation Committee”) at the Board of Directors.

(2)	An outside Director shall be appointed from among those candidates who were recommended by the Recommendation Committee.
(3)	The Recommendation Committee shall consist of two (2) or more Directors and a half or more of such Directors shall be composed of outside Directors already appointed.

(4)	All matters necessary for the constitution and operation of the Recommendation Committee shall be decided separately by the Board of Directors (established on March 17, 2000).
Article 32-3. Qualification of Director
(1)	A person who falls under any of the following items shall not be a Director of the Company, and a Director who falls under any of the following items after his/her appointment shall be dismissed (amended on March 17, 2000):
1.	Person who controls a company having competitive relationship with the Company, as specified in the Monopoly Regulation and Fair Trade Law (hereinafter, the “FTL”) or any person relating to such a person (amended on March 17, 2000);

2.	Person who is, or has been within last two (2) years, an officer or an employee of a company having competitive relationship with the Company, or a company which belongs to the same enterprise group as such competitor under the FTL (amended on March 17, 2000); or

3.	Person who is, or has been within last two (2) years, an officer or an employee of a corporation which is the largest Shareholder or the 2nd largest Shareholder of a company having competitive relationship with the Company, or a company which belongs to the same enterprise group as such corporation under the FTL (amended on March 17, 2000).
(2)	The outside Director of the Company shall be such person who has expert knowledge in management, economy, accounting, law or relevant technology, or substantial experience in such areas, and who may contribute to the development of the Company and protection of interests of the Shareholders. A person who falls under any of causes for disqualification as specified in the Securities Exchange Act, Korean Commercial Act, or other relevant laws and regulations, shall not become an outside Director of the Company (amended on March 17, 2000).

(3)	If an outside Director who falls under any of causes for disqualification in any of items specified in Paragraph (1) above or in the Paragraph (2) above, he/she shall be dismissed from his/her office when there occurs any of such causes.

In such case, any vacancy in the office of the outside Director shall be filled at the Ordinary General Meeting of Shareholders following the occurrence of such causes for disqualification (amended on March 17, 2000).
Article 33. Term of office of Directors
The term of office of the Directors (including Representative Director) shall be until the close of the 3rd Ordinary General Meeting of Shareholders convened after he/she office.(amended on March 16, 2001).
Article 34. Appointment of Directors in case of Vacancy
(1)	If a Director falls under one of the following items, his/her position is deemed to be vacant (amended on March 17, 2000):
1.	When dead;

2.	When adjudicated insolvent;

3.	When declared incapacitated person or quasi- incapacitated person; and

4.	When sentenced to a punishment heavier than imprisonment without prison labor.
(2)	Any vacancy in the office of Director shall be filled by a resolution of an Extraordinary General Meeting of Shareholders. However, if the number of Directors required by these Articles of Incorporation or applicable laws are met and there is no difficulty in the administration of business, a appointment may be withheld temporarily or postponed until the next following Ordinary General Meeting of Shareholders (amended on March 17, 2000).

(3)	The terms of office of a Director appointed to fill a vacancy or increase the number of Directors shall commence on the date of taking office (amended on March 17, 2000).
Article 35. Duties of Directors
(1)	The Company shall appoint more than one (1) representative Directors among Directors by a resolution of the Board of Directors. The Representative Director shall represent the Company and manage all affairs of the Company (amended July 7, 1994).

(2)	The Directors shall assist the Representative Director and shall carry out their respective responsibilities as determined by the Board of Directors. In the absence of the Representative Director, they shall perform his duty in the order determined by the provisions of the Board of Directors (amended July 7, 1994).
Article 35-2. Reporting Duty of Directors
A Director shall immediately report to the Audit Committee when such a Director finds matters which could materially cause damage to the Company (amended on March 17, 2000).
Article 35-3. Duties of Directors to be faithful
The Directors shall faithfully perform their respective duties for the benefits of the Company (amended on March 17, 2000).
Article 36. Duties of Auditors (deleted on March 17, 2000)
Article 37. Auditors’ Records (deleted on March 17, 2000)
Article 38. Disqualification of Directors and Auditors (deleted on July 7, 1994)
Article 39. Assurance of Employee’s Employment
The Company shall assure its employees’ employment with the Company except for discharge or removal pursuant to the Company’s Rules of Employment (amended on July 7, 1994).
Article 40. Restriction on the Representation Right of the Representative Director (deleted on July 7, 1994)
Article 41. Agent
Representative Director may appoint agents among employees of the Company to be delegated rights with respect to the Company’s business, including any litigation involving the Company except otherwise prohibited by any laws or regulation, or the Articles of Incorporation (amended on July 7, 1994).
     Article 42. Consultant

Representative Director may have consultants or advisory institutions to refer important matters on business administration (amended on July 7, 1994).
CHAPTER VI. BOARD OF DIRECTORS
Article 43. Constitution of the Board of Directors
The Board of Directors of the Company shall consist of Directors. The Board of Directors shall resolve all important matters relating to the execution of business (amended on July 7, 1994).
Article 44. Convening of the Board of Directors’ Meeting
(1)	Meetings of the Board of Directors shall be convened by the Representative Director as he deems necessary or upon the request of more than three (3) Directors (amended on July 7, 1994).

(2)	A Director who does not have the right to convene the Meeting of Board of Directors may demand to convene the Meeting of Board of Directors to a Director with a right to convene the Meeting. If a Director with such a right rejects to the demand without reasonable cause, other Director may convene the Meeting of Board of Directors (established on March 8, 2002).

(3)	In convening a Meeting of the Board of Directors, a notice thereof setting forth agenda of the Meeting shall be given to each Director two (2) days prior to the date of the Meeting (amended on March 8, 2002).

(3)	The procedure of Paragraph (3) may be dispensed with upon the consent of all Directors (amended on March 8, 2002).
Article 45. Resolutions of the Board of Directors
(1)	Resolutions of the Board of Directors shall be adopted by the presence of a majority of the Directors in office and by the affirmative vote of a majority of the Directors present.

(2)	No Director who has an interest in a matter for resolution may exercise his or her vote upon such matter.

Article 45-2. Matters Subject to Prior Approval of Majority of the Outside Directors
Notwithstanding the provisions to the contrary in the Articles of Incorporation, the Company shall obtain approval from the majority of the outside Directors in order to effect the following acts (established on March 27, 1998):
1.	Acquisition by the Company of, or causing its subsidiary to acquire, such stock or equity of a foreign company or corporation or other overseas assets, equivalent to 5% or more of its capital under the most recent balance sheet; or

2.	Contribution of capital to, providing loan or guarantee to, acquisition of assets of, or any similar transaction with, the affiliated companies of the Company (as defined in the FTL) equivalent to 10 billion Won or more through single or more transactions.
Article 46. Function (deleted on July 7, 1994)
Article 46-2. Internal Trading
The Board of Directors shall establish and amend the regulations for internal trading in order to insure the fairness of transactions with affiliated companies (as defined in the FTL) of the Company (established on March 27, 1998).
Article 47. Management
Matters necessary for management of the Board of Directors shall be determined by the provisions of the Board of Directors.
Article 47-2. Auditors’ Council (deleted on March 17, 2000)
Article 47-3. Audit Committee (established on March 17, 2000)
(1)	The Company shall have the Audit Committee in the Board of Directors.
(2) The Audit Committee shall consist of three (3) or more directors and two-thirds (2/3) or more of the committee members shall be composed of outside Directors.
(3) All matters necessary for the constitution and operation of the Audit Committee shall be decided separately at the Board of Directors.

Article 48. Minutes of the Meeting of the Board of Directors
All agenda of the Board of Directors, the substance of the proceedings of the Board and the result thereof, name(s) of Director(s) who raise(s) an objection to the Board resolution and the reason therefor, shall be recorded in the minutes on which the names and seals of the Chairman and all Directors present shall be affixed or which shall be signed by such persons, and shall be kept at the head office (amended on March 17, 2000).
Article 49. Remuneration and Severance Allowance of Directors
(1)	Remuneration for the Directors shall be determined by a resolution of the General Meeting of Shareholders (amended on March 17, 2000).

(2)	Severance allowances for Directors shall be handled in accordance with the Regulation on Remuneration for Officers as adopted by a resolution of the General Meeting of Shareholders (amended on March 17, 2000).
Article 49-2. Treatment for Outside Directors
The Company may pay to outside Directors the expense incurred during the performance of their duties (amended on March 17, 2000).
CHAPTER VII. ACCOUNTING
Article 50. Fiscal Year
The fiscal year of the Company shall commence on January 1 and end on December 31 of each year (amended on August 14, 1988).
Article 51. Safe (deleted on July 7, 1994)
Article 52. Preparation and Preservation of Financial Statements and Business Report
(1)	The Representative Director of the Company shall prepare the following documents, supplementary documents thereto and the business report for obtaining the audit of the Audit Committee six (6) weeks prior to the day set for the Ordinary General Meeting of Shareholders, for audit by the Audit

Committee, and the Representative Director shall submit the following documents and the business report to the Ordinary General Meeting of Shareholders (amended on March 17, 2000).
1.	Balance sheet;

2.	Profit and loss statement; and

3.	Statement of appropriation of earned surplus or statement of disposition of deficit
(2)	The Audit Committee shall submit the audit report on the documents described in Paragraph (1) above to the Representative Director within four (4) weeks from the day of receipt thereof (amended on March 17, 2000).

(3)	The Representative Director shall keep the documents described in Items of Paragraph (1) above, together with the business report, and the audit report at the head office of the Company for five (5) years and certified copies of all of such documents at the branches of the Company for three (3) years beginning from one (1) week prior to the day of the Ordinary General Meeting of Shareholders (established on August 14, 1989).

(4)	The Representative Director shall give public notice of the balance sheet and the independent auditors’ opinion immediately after the documents described in Items of Paragraph (1) above have been approved by the General Meeting of Shareholders (established on August 14, 1989).
Article 53. Disposition of Surplus
The Company shall dispose of the earned surplus which is unappropriated as of the end of each fiscal year according to the following method (amended on March 21, 1997).
1.	Earned surplus Reserves (required to be more than one-tenth of cash dividends paid for the pertinent fiscal year)

2.	Other Statutory reserves;

3.	Dividends;

4.	Discretionary reserves;

5.	Bonus for officers;

6.	Other appropriation of retained earnings; and

7.	Earned surplus carried forward to next fiscal year.
Article 54. Dividends
(1)	Dividends may be paid in cash or shares (amended on July 7, 1994).

(2)	In the case of stock dividends, the classes and types of new shares to be allotted may be determined by resolution of the General Meetings of Shareholders if the Company has issued different classes and types of shares (established on March 15, 1996).

(3)	Dividends under Paragraph (1) shall be paid to the Shareholders or pledgees who are registered in the Register of Shareholders as of the end of each fiscal year (established on August 14, 1989).

(4)	If there is no claim for the payment of dividends for five (5) years from the date when the allotment starts, the right to claim dividends in Paragraph (1) shall be deemed to be waived and the dividend shall be deemed to be the earning of the Company (amended on August 14, 1989).
Article 54-2. Interim Dividends
(1)	The Company may pay dividends in cash to the Shareholders registered in the Register of Shareholders as of June 30, by resolution of the Board of Directors, one time during each fiscal year (established on March 12, 2004).

(2)	All other matters relevant to the Interim Dividends under Paragraph (1), including the limitation amount of the Interim Dividends and/or the payment time of the Interim Dividends, shall comply with the relevant laws and regulations, including Securities and Exchange Act (established on March 12, 2004).

(3)	In case of the payment of the Interim Dividends, the rate of the Interim Dividends to common shares shall also apply to the Interim Dividends to preferred shares under Article 8 (established on March 12, 2004).

(4)	The provisions of Article 10 Paragraph (2) and Article 54 Paragraph (4) shall apply mutatis mutandis to this Article (established on March 12, 2004).
VIII. SUPPLEMENTARY PROVISIONS
Article 55. Duty of Keeping Secret
(1)	The employees, or the former employees of the Company shall not disclose or embezzle secrets which are obtained on his duty (amended on March 27, 1998).

(2)	If any officer or any person who was the officer of the Company discloses or misappropriates the information concerning the management of the Company, he/she shall be liable for the loss incurred to the Company (established on March 27, 1998).
Addendum (as of August 14, 1989)
Article 1. Date of Enforcement
These Articles of Incorporation shall take effect as of August 14, 1989.
Article 2. Provisions of the Company
The provisions needed for the undertaking and management of the Company’s business shall be determined and enforced by the Board of Directors.
Article 3. Matters Not Specified in These Articles of Incorporation
Matters not specified in these Articles of Incorporation shall comply with resolutions of the General Meeting of Shareholders, the Commercial Act and other laws or regulations.
Addendum (as of March 15, 1991)
These Articles of Incorporation shall take effect as of March 15, 1991.
Addendum (as of March 20, 1992)
These Articles of Incorporation shall take effect as of March 20, 1992.
Addendum (as of July 7, 1994)
These Articles of Incorporation shall take effect as of July 7, 1994.

Addendum (as of March 15, 1996)
Article 1. Date of Enforcement
These Articles of Incorporation shall take effect as of March 15, 1996. However, the amended Articles of 10-2, 13, 17, 29,30, 32, 33, 35-2, 36, 37, 48 and 54 shall take effect as of October 1, 1996.
Article 2. Interim Measures for Terms of Office of Auditors
The terms of office of auditors who are holding office of the Company when these Articles of Incorporation become effective, shall be determined by the previous Articles of Incorporation of the Company.
Addendum (as of March 21, 1997)
Article 1. Date of Enforcement
These Articles of Incorporation shall take effect as of March 21, 1997.
Addendum (as of March 27, 1998)
Article 1. Effective Date
These Articles of Incorporation shall become effective from March 27, 1998.
Article 2. Interim Measures for appointing outside Director
Notwithstanding the amended provision of Article 31 Paragraph (1), the Company may appoint at most three (3) outside Director(s).
Addendum (as of March 20, 1999)
Article 1. Effective Date
These Articles of Incorporation shall become effective from March 20, 1999.

Article 2. Issuance of New Shares
The Company shall issue 160,210 common shares by June 17, 1999.
Article 3. Manner to Issue New Shares
At the time of issuance of new shares under Article 2 of the Addendum, the Company shall, notwithstanding the provision of Article 10, paragraph (1) of the text, allocate all of such new shares to the stockholders, except foreigners who are restricted from the acquisition of securities beyond a certain limit according to Article 6, Item 3 of the Telecommunication Business Act, in proportion to stocks which the stockholder owns. Provided, however that the issue price and manner of subscription shall be determined by resolution of the Board of Directors.
Article 4. Transient Provision
The provision of Article 32, paragraph (3) of the text shall be effective to the date immediately preceding the date set for the Ordinary General Meeting of Shareholders in 2003 (amended on March 17, 2000).
Addendum (as of March 17, 2000)
Article 1. Date of Effectiveness
These Articles of Incorporation shall take effect as of March 17, 2000. However, the amended Article 31 shall take effect from the date of convening the Ordinary General Meeting of Shareholders following the close of the 2000 business year.
Article 2. Allocation of New Shares to a Third Party
Notwithstanding the provisions of Article 10, Paragraph (1) of the text, the Company may allocate 579,492 new shares (on the basis of 5,000 Won as par value of a share) to Pohang Iron & Steel Co., Ltd., once or more within year 2000 by a resolution of the Board of Directors in the manner of the issuance of new shares to a third party.
Addendum (as of March 16, 2001)
Article 1. Date of Effectiveness

These Articles of Incorporation shall take effect as of March 16, 2001.
Article 2. Transient Provision
Article 33 shall also be applied to the Directors who have been elected prior to the effective date of these Articles of Incorporation.
Addendum (as of March 12, 2004)
Article 1. Date of Effectiveness
These Articles of Incorporation shall take effect as of March 12, 2004.
Addendum (as of March 11, 2005)
Article 1. Date of Effectiveness
These Articles of Incorporation shall take effect as of March 11, 2005.
Addendum (as of March 10, 2006)
Article 1. Date of Effectiveness
These Articles of Incorporation shall take effect as of March 10, 2006.
Addendum (as of March 14, 2008)
Article 1. Date of Effectiveness
These Articles of Incorporation shall take effect as of March 14, 2008.